Exhibit 99.1

Limelight Networks® Form S-4 for EyeWonder Acquisition Declared Effective by SEC

Tempe, Az – 6 April 2010 – Limelight Networks, Inc. (NASDAQ: LLNW), today announced that the company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission (SEC) regarding the proposed acquisition of EyeWonder, Inc., has been declared effective. The company plans to mail a proxy statement and prospectus beginning on or about April 7, 2010 to stockholders of record as of March 31, 2010.

The company has set a date of Friday, April 30, 2010 for a meeting of its stockholders to consider and vote on the issuance of shares of Limelight common stock in connection with the proposed acquisition of EyeWonder. Beginning April 7, information about this meeting, and copies of the proxy statement and prospectus, will also be made available on the company’s website at the following location:

http://www.limelightnetworks.com/investors/special-meeting-10/

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Additional Information and Where to Find It

Limelight Networks filed with the SEC a Registration Statement on Form S-4 (Commission File Number 333-164874) containing a Proxy Statement/Prospectus in connection with the proposed transaction. The definitive Proxy Statement/Prospectus will be mailed to the stockholders of Limelight Networks and the stockholders of EyeWonder in connection with the transaction. The Registration Statement and the Proxy Statement/Prospectus contain important information about Limelight Networks, EyeWonder, the transaction and related matters. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully. Investors and security holders may obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by Limelight Networks through the web site maintained by the SEC at www.sec.gov and by contacting Limelight Networks Investor Relations at 917-297-4241. In addition, investors and security holders may obtain free copies of the documents filed with the SEC on Limelight Networks’ website at www.limelightnetworks.com.

Participants in the Acquisition of EyeWonder

Limelight Networks, EyeWonder and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of Limelight Networks stockholders in connection with the proposed transaction is set forth in the Proxy Statement/Prospectus described above. Additional information regarding Limelight Networks’ executive officers and directors is included in Limelight Networks’ definitive proxy statement, which was filed with the SEC on March 26, 2010. You can obtain free copies of these documents from Limelight Networks using the contact information above.

About Limelight Networks, Inc.

Limelight Networks, Inc. (Nasdaq: LLNW) is trusted by the world’s most innovative enterprise, entertainment, technology, and software brands to improve the performance and profitability of web sites and end-user experiences. Our scalable, on-demand managed infrastructure solutions provide global reach and consistent high availability, by routing traffic over a private fiber-optic backbone rather than through the often-congested, unpredictable public Internet. For more information, visit our web site (http://www.limelightnetworks.com), read our blog (http://blog.llnw.com), or follow @llnw (http://www.twitter.com/llnw) on Twitter.

Copyright (C) 2010 Limelight Networks, Inc. All rights reserved. All product or service names are the property of their respective owners

CONTACT: Paul Alfieri of Limelight Networks, Inc., +1-917-297-4241, palfieri@llnw.com